Exhibit 10.76

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), made and entered into as of February 28, 2005, by and between DIGITAL ANGEL CORPORATION, a Delaware corporation (“Company”) and LASSE NORDFJELD (“Executive”).

RECITALS

A.            This Agreement is being executed and delivered contemporaneously with that certain Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which the Company will purchase all of the issued and outstanding shares of capital stock of DSD Holding A/S, a Danish corporation (the “DSD Holding”).

B.            The Executive is a founder of and the principal operating officer of DSD Holding. DSD Holding has developed and acquired valuable information, know-how and ideas relating to its business, all of which is regarded as valuable confidential information. In the course of his employment with DSD Holding, Executive has had access to and has learned certain valuable and confidential information of DSD Holding. During such period, Executive has also developed valuable relationships with suppliers, customers and other business associates of DSD Holding.

C.            The Company desires to assure that Executive provides services to the Company as its employee, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1.             Employment.  The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.  The Executive shall serve in the employ of the Company as President of the Animal Applications Group, and shall serve in any other capacity in the employ of the Company and its subsidiaries to which the Executive may from time to time be elected or appointed.

2.             Term of Employment.  Unless terminated at an earlier date in accordance with Section 9 of this Agreement, the term of Executive’s employment hereunder shall be for an initial period of one year, commencing upon the date hereof.  Thereafter, the term of Executive’s employment under this Agreement shall automatically be renewed for successive additional one year terms, each of which terms shall be added at the end of the then existing term, unless either party notifies the other at least 90 days prior to the expiration of the then existing term.  Such notice, if given by either party and not withdrawn prior to the expiration of the then existing term, shall be deemed a termination of Executive’s employment under this Agreement.

3.             Position and Duties.

 (a)           Service with Company.  During the term of Executive’s employment with the Company, Executive agrees to perform such reasonable employment duties as the Chief Executive and/or the Board of Directors of the Company shall assign to him from time to time.  Executive shall be an executive officer of the Company, Executive’s title shall be President, Animal Applications Group, and he shall assume and discharge the responsibilities of such offices as set forth in the Company’s Bylaws or as otherwise determined by the Company’s Chief Executive Officer and/or Board of Directors.

 (b)           Performance of Duties; Performance Review.  Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company.  Executive further agrees that he shall not engage, either directly or indirectly, in any business or other activity which is competitive with or adverse to the interest or the business of the Company. The ownership by Executive, as a passive investment, of less than 3% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 3. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.  While he remains employed by the Company, Executive may participate in other business activities, including, without limitation, reasonable charitable activities, personal investment activities and, if the Executive received prior approval from the Chief Executive Officer of the Company, serving on the board of an entity which is not competitive with or adverse to the interest or business of the Company, so long as such activities do not interfere with the performance of his obligations under this Agreement.

4.             Compensation.

 (a)           Base Salary.  The Company agrees to pay the Executive for his services hereunder a base salary (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies.  Effective on the date of this Agreement, the Company shall pay to the Executive a Base Salary of 1,200,000 Danish Krones per annum. Executive acknowledges that the Company will withhold and deduct from such payments such amounts as are required under applicable law to be withheld for income tax, Social Security and other withholding purposes.

 (b)           Performance Bonus. As additional compensation for Executive, Executive will be eligible to receive an annual bonus up to 50% of Executive’s Base Salary for each fiscal year (the “Bonus”), based upon criteria determined by mutual agreement of the Board of Directors, the

Compensation Committee of the Board and the Executive. The Bonus shall be paid annually not later than 45 days after the completion of the Company’s fiscal year-end audit. The Bonus shall be pro-rated for any year during which Executive is employed for less than the full year.

 (c)           Stock Options. As additional compensation for Executive, Executive will receive stock options to purchase 150,000 shares of the Company’s common stock as approved by the Board of Directors of the Company or compensation committee of the Board.

 (d)           Benefits.  During the term of Executive’s employment with the Company, Executive shall be entitled to continue to participate in any of the employee benefit and deferred compensation plans or programs of DSD Holding as was available to Executive prior to the closing of the Stock Purchase Agreement.

 (e)           Other Perquisites.  The Executive shall be entitled to the same vacation, car allowance, office facilities and such other facilities and services DSD Holding provided to the Executive prior to the closing of the Stock Purchase Agreement.  In addition, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company’s normal policies for expense verification. Without his consent, Executive shall not be relocated from Denmark.

5.             Confidential Information.  Except as permitted by the Company’s Board of Directors, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or DSD Holding that Executive previously acquired or will acquire during the period of his employment by the Company, whether developed by himself or by others, concerning any (i) trade secrets, (ii) confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or DSD Holding, (iii) customer or supplier lists of the Company or DSD Holding, (iv) confidential or secret development or research work of the Company or DSD Holding, or (v) other confidential information or secret aspects of the business of the Company or DSD Holding.  Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  During the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (x) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company or DSD Holding, (y) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or DSD Holding, or (z) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

6.             Ventures.  If, during Executive’s employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company.  Except as approved by the Company’s Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.  Executive shall have no interest, direct or indirect, in any vendor or customer of the Company, unless such interest has been disclosed to and approved by the Company’s Board of Directors.  Notwithstanding the foregoing, however, ownership by Executive, as a passive investment, of less than 3% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the counter market shall not constitute a breach of this Section 6.

7.             Noncompetition Covenant.

 (a)           Agreement Not to Compete.  During the term of Executive’s employment by the Company and for a period of 12 consecutive months from the date of termination of such employment (whether such termination is occasioned by Executive or the Company) or, if employment is terminated pursuant to Sections 9(a)(ii), 9(a)(iii), 9(a)(v) or the Executive provides notice to the Company that he will not renew the term of employment pursuant to Section 2, for a period of 12 consecutive months from the date of termination of such employment or until the date the balance of the Purchase Price or Buyout Purchase Price is paid under the Stock Purchase Agreement, whichever is latest, Executive shall not, directly or indirectly, in any place in Denmark or North America, engage in the business that the Company or DSD Holding has engaged in at the time of the termination of Executive’s employment or any part of such business, including the design, development, manufacture, distribution, marketing, leasing or selling of animal identification systems, in any manner or capacity, including, but not limited to, as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

 (b)           Agreement Not to Hire.  During the term of Executive’s employment by the Company and for a period of 12 consecutive months from the date of termination of such employment, Executive shall not, directly or indirectly, hire, engage or solicit any person who is an employee of the Company or DSD Holding.

 (c)           Limitation on Covenant.  The ownership by Executive, as a passive investment, of less than 3% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

 (d)           Acknowledgment.  Executive agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 will cause substantial and irreparable harm to the

Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 7.

 (e)           Blue Pencil Doctrine.  If the duration or geographical extent of, or business activities covered by, this Section 7 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable laws.

8.             Work Product; Assignment of Inventions.

 (a)           Work Product.  Executive agrees that, during the term of this employment with the Company:

  (i)            He will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software or any improvements, enhancements or documentation of or to the same that he makes, works on or conceives, individually or jointly with others, in the course of his employment by the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which result from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively the “Work Product”);

  (ii)           All Work Product of the Executive shall be deemed to be “work made for hire” within the meaning of 101 of the Copyright Act and all rights to copyright shall be vested Section entirely in the Company. If for any reason the Work Product is deemed not to be “work made for hire” and its rights to copyright are thereby in doubt, this Agreement shall constitute an irrevocable assignment by the Executive to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in the Work Product, including without limitation any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company.  The Executive hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company’s interest in such legal instruments or documents as the Company shall request in order for the Company to register the Company’s worldwide copyright and/or the Work Product with the U.S. Copyright Office and to register and protect the Company’s copyright or other intellectual property rights in the Work Product throughout the world.  Likewise, the Executive hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable it to evidence, perfect and protect its rights, title and interest in and to the Work Product.

  (iii)          Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of the Executive’s employment with the Company, regardless of cause.

 (b)           Assignment of Inventions.  Executive agrees that, during the term of this engagement with Company, Executive may make, develop or conceive of inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop to reduce to practice, or cause to be conceived of developed or reduced to practice in connection with the Company’s business, products or research and development or the services provided by the Executive hereunder (collectively referred to as “Inventions”).  The term “Inventions” further includes any useful process, composition of matter, software, machine, process, discovery, document or improvement which relates to the business activities which Company is or may become engaged.  Executive agrees that it will promptly make full written disclosure to the Company, will hold in trust for the sole and exclusive right and benefit of the Company and its nominees and hereby assigns to the Company, or its designee, in perpetuity, all of Executive’s right, title and interest in and to any and all Inventions, including background information necessary to practice such Inventions.

  (i)            Patent and Copyright Registrations.  Company and its nominees shall have the right to use and apply for common law and statutory protections of such Inventions in any and all countries and jurisdictions.  Furthermore, Executive agrees to assist the Company, or its designee, any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, including all rights associated with works of authorship throughout the world, any copyrights, patents, mask work rights, trade secrets or other intellectual property rights relating thereto or analogous to those set forth herein.  Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable, for any reason, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.  The foregoing rights shall also apply to any divisions, continuations, renewals, reissues and extensions of the foregoing, as applicable, now existing or hereafter filed, issued or acquired.

  (ii)           Inventions Retained and Licensed.  Executive has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Executive prior to his engagement with the Company, which belong to Executive, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s engagement with the Company, Executive incorporates into any inventions, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

  (iii)          Inventions Assigned to the United States.  Executive agrees to assign to the United States government all of Executive’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

  (iv)          Maintenance of Records.  Executive agrees to keep and maintain adequate and current written records of all Inventions made by it (solely or jointly with others) during the term of his engagement with the Company.  The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

9.             Termination of Employment.

 (a)           Grounds for Termination.  Executive’s employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

  (i)            Executive shall die;

  (ii)           Executive:

   (x)            has engaged in willful and material misconduct, including fraud or embezzlement; or conviction of a felony or a gross misdemeanor; or has engaged in gross neglect of his duties as an officer or employee of the Company; or has committed any act or omission which materially injures the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

   (y)           has breached this Agreement in any material respect, which breach is not cured by Executive or is not capable of being cured by Executive within 30 days after written notice of such breach is delivered to Executive.

  (iii)          The Board of Directors shall determine that Executive has failed, by reason of illness, incapacity or disability, to render services of the character contemplated by this Agreement for at least 180 days during any 360-day period;

  (iv)          The Board of Directors shall terminate Executive’s employment other than pursuant to clause (ii) above, not including delivery of a notice of nonrenewal given by the Company pursuant to Section 2 of this Agreement; or Executive terminates his employment for “Good Reason.”  For purposes of this Agreement, “Good Reason” means a material breach of this Agreement by the Company not caused by Executive (including, without limitation, a material reduction in Executive’s duties or responsibilities without Executive’s consent, or a material diminution in the compensation or benefits payable to Executive)  which breach has not been cured within 15 days after written notice thereof by the Executive to the Company; or

  (v)           The Executive shall terminate his employment other than for Good Reason.

 (b)           Entitlement to Accrued Compensation.  If Executive’s employment is terminated by the Company pursuant to Section 9(a)(ii) or by the Executive pursuant to Section 9(a)(v), Executive’s rights to pay and benefits shall cease on the date his employment under this Agreement terminates, and he shall be paid all accrued Base Salary, any unpaid Bonus due under Section 4(b), any vested deferred compensation (other than pension plan or profit-sharing plan benefits, which will be paid in accordance with the applicable plan), any other benefits then due under Section 4(d) of this Agreement, accrued vacation pay, and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the effective date of termination (collectively, the “Accrued Compensation”), but no other compensation or reimbursement of any kind shall be owed to the Executive by the Company.

 (c)           Entitlement to Accrued Compensation Upon Death.  If Executive’s employment is terminated pursuant to Section 9(a)(i), Executive’s rights to pay and benefits shall cease on the last day of the month in which his death occurs, and his personal representative shall be paid all Accrued Compensation up to and including such date, but no other compensation or reimbursement of any kind shall be owed to the Executive’s estate by the Company.

 (d)           Entitlement to Accrued Compensation Upon Disability.  If Executive’s employment is terminated by the Company pursuant to Section 9(a)(iii) upon a 90 day prior written notice to the Executive, Executive’s rights to pay and benefits shall cease on the last day of the 90 day termination notice, and he shall be paid all Accrued Compensation (less any payments received by Executive from any disability income insurance policy provided to him by the Company) up to and including such date, but no other compensation or reimbursement of any kind shall be owed to the Executive by the Company.

 (e)           Salary Continuation.  If Executive’s employment is terminated by the Company pursuant to Section 9(a)(iv), or by the Executive for Good Reason pursuant to Section 9(a)(iv), the Company shall pay to the Executive all Accrued Compensation to the effective date of termination, and the Company shall continue to pay to Executive his then effective Base Salary and shall continue to provide all benefits to Executive pursuant to Section 4(d) for the remainder of the then existing term of this Agreement. No deduction shall be made by the Corporation under this Section for any compensation earned by the Executive from any other employment or for any other monies otherwise received by the Executive subsequent to termination of employment hereunder. In addition, if Executive’s employment is terminated pursuant to Section 9(a)(iv), the Shareholders (as defined in the Stock Purchase Agreement) shall have the right to demand that the Company pay the Buyout Purchase Price as provided under paragraph 1.3.3 of the Stock Purchase Agreement.

 (f)            Release.  The payment of any amounts to Executive under Section 9(b) through Section 9(e) or otherwise after termination of Executive’s employment with the Company shall be conditioned upon the Company receiving a full and complete release from Executive of any current or future claims Executive may have against the Company, its officers and directors and other Company affiliates other than (i) those current and specific claims identified on a list the Executive provides to the Company along with the signed release (the “List”), (ii) with respect to the payment of amounts specifically provided for herein, (iii) pursuant to rights of indemnification under the Company’s Certificate of Incorporation or by-laws or (iv) pursuant to the terms of any employee benefit plan of the Company in which Executive is a participant.  If the Company requires that Executive provide the release discussed in the prior sentence as a condition to making any payments hereunder, and if Executive delivers such a release, then the Company shall also be required to give to Executive a full and complete release of any current or future claims the Company may have against Executive other than under Sections 5, 6, 7, 8 and 9(g) of this Agreement and in connection with those claims provided on the List.

 (g)           Surrender of Records and Property.  Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

10.           Change of Control.  Notwithstanding any other provision of this Agreement, should a Change of Control (as defined below) occur, Executive, at his sole option and discretion, may terminate his employment under this Agreement at any time within one year after such change of control upon 15 days notice.  In the event of such termination, Company shall pay to Executive a severance payment equal to the amount described in section 9(e) as the base amount as defined in Section 280G(b)(3)  of the Internal Revenue Code of 1986, as amended (“Code”)  minus $1.00 which shall be payable no later than one month after the effective date of the Executive’s termination of employment. In addition, in the event of a Change of Control, all outstanding stock options held by Executive shall become fully exercisable (to the extent not already exercisable).  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Sections 13 (d) and 14(d)(2) of the Exchange Act of 1934 (the “1934 Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33-1/3 of the then outstanding voting stock of the Corporation; or (b) at any time during any period of three consecutive years, individuals who at the beginning of such period constituted the Board of Directors (and any new director whose election by the Board or whose nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

11.           Remedies.

 (a)           Remedies.  Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of Sections 5, 6, 7, 8 and 9(g) of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity or proving actual damages.

 (b)           Arbitration.  Except for disputes arising under Sections 5, 6, 7, 8 or 9(g) hereof, all disputes arising under this Agreement shall be submitted for final and binding arbitration to an internationally recognized arbitrator located in England, not affiliated with either the Company, DSD Holding or the Executive.  The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award.  All fees and expenses of the arbitrator shall be paid by the party whose position is not upheld by the arbitrator.  The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or applicable laws, but shall not have jurisdiction or authority to award punitive damages or alter in any way the provisions of this Agreement.  The arbitrator shall have the authority to award attorneys fees and costs to the prevailing party.  The parties agree that this arbitration provision shall be in lieu of any claims procedure which may be required under US federal law.

12.           Miscellaneous.

 (a)           Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Minnesota.

 (b)           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

 (c)           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

 (d)           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

 (e)           Other Employment or Consulting Agreements.  Executive represents and warrants that (i) Executive has terminated all other employment or consulting agreements he has previously entered into and (ii) neither Executive nor any entity which previously employed the Executive has any obligations under such agreements following their termination.

 (f)            Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder, and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement, including this Section.

 (g)           Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

 (h)           Severability.  Subject to Section 7(e), to the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

 (i)            Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

 (j)            Payments to Executive. Unless otherwise specified, all amounts payable to the Executive shall be paid in Danish Krones.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

DIGITAL ANGEL CORPORATION

By	/s/ James P. Santelli
James P. Santelli
Its: Vice President, Finance and
Chief Financial Officer

EXECUTIVE

/s/ Lasse Nordfjeld
Lasse Nordfjeld

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